UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2005

GUITAR CENTER, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-22207	95-4600862
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5795 Lindero Canyon Road Westlake Village, California		91362
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (818) 735-8800

Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

On February 9, 2005, Guitar Center, Inc. (the “Company,” or “we”) announced in a press release and related conference call with the investment community its financial results for the quarter and year ended December 31, 2004.  Attached to the press release were financial tables.  A copy of the press release and the financial tables are attached hereto as Exhibit 99.1 and 99.2, respectively, and are incorporated by reference solely into this Item 2.02.  Exhibit 99.1 is not incorporated by reference into any other Item of this Current Report.

The information in this Item 2.02, including that incorporated herein by reference, is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  The information in this Item, including that incorporated herein by reference, shall not be deemed incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 7.01.  Regulation FD Disclosure.

On February 9, 2005, we announced in a press release and related conference call with the investment community that we have entered into a definitive agreement to acquire Music & Arts Center, Inc., an operator of band instrument stores based in Maryland.  A copy of the press release is attached hereto as Exhibit 99.3, and is incorporated by reference solely into this Item 7.01.

The information in this Item 7.01, including that incorporated herein by reference, is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  The information in this Item, including that incorporated herein by reference, shall not be deemed incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 8.01.  Other Events.

On February 9, 2005 we reported our financial results.  Consolidated net income for the quarter increased 37.8% to $27.1 million, or $0.95 per diluted share.  Earnings per diluted share includes the previously announced one-time after-tax charge of approximately $1.2 million, or $0.04 per diluted share, recorded in connection with the termination of our existing employment agreement with Larry Thomas.  The diluted per share amount is based on 29.4 million diluted shares, which includes the 2.9 million conversion shares related to our senior convertible notes deemed to be outstanding for purposes of calculating diluted earnings per share under the “if-converted” method of accounting.  Fourth quarter consolidated net income in 2003 was $19.7 million, or $0.78 per diluted share.  Full year consolidated net income rose 72.1% to $63.4 million, or $2.36 per diluted share, from $36.9 million, or $1.50 per diluted share, last year.  Fourth quarter consolidated net sales increased 18.5% to $468.9 million from $395.8 million in the comparable period last year.  Consolidated net sales for the year increased 18.7% to $1.513 billion from $1.275 billion last year.

Guitar Center.  During the fourth quarter, net sales from Guitar Center stores rose 18.4% to $362.8 million, driven by a comparable Guitar Center store sales increase of 10% as well as new store contribution of $25.1 million, representing 44% of the total increase.  In comparison, net sales from Guitar Center stores in the fourth quarter of 2003 were $306.3 million.  Gross margin, after buying and occupancy costs, improved to 28.6% from 27.7% in the year-ago period due to improvement in selling margin, leveraging of occupancy costs and lower inventory shrink.  Selling, general, and administrative expenses, inclusive of corporate general and administrative expenses, was 19.4% of net sales versus 19.3% in the same period last year.

We opened one large format store in Naperville, Chicago, IL during the quarter.

Musician’s Friend.  Fourth quarter Musician’s Friend net sales rose 20.3% to $94.4 million from $78.5 million in the fourth quarter of 2003.  Gross margin was 32.2% versus 32.5% in the year-ago period, reflecting reduced selling margins due to competitive pressure, partially offset by reduced freight costs.  Selling, general, and administrative expenses decreased to 19.1% from 20.8% in the comparable period last year due to leveraging from higher than expected sales and operational efficiencies.

American Music.  Net sales for the quarter from American Music stores were $11.7 million, a 6.2% increase from $11.0 million generated in the same period of 2003 aided by the acquisition of Karnes Music.  Comparable American Music store sales decreased 2% for the quarter.  Fourth quarter gross margin expanded 180 basis points to 36.1% from 34.3% in the same period last year due primarily to an increase in selling margin resulting from a change in product mix.  Selling, general, and administrative expenses for the quarter were 43.3% of net sales compared with 43.4% in last year’s fourth quarter.  The American Music stores generated an operating loss of approximately $800,000 for the fourth quarter on a pre-tax basis.

Credit Agreement.  On February 8, 2005 we amended our credit agreement in order to have greater financial and operational flexibility.  The amendment allows us the option to expand the facility size from $125 million to $150 million and also extends the facility to December 2010, reduces the interest rate spreads, and reduces various fees.

Pro Forma Data.  We have prepared pro forma data applicable to the fourth quarter and year ended December, 2004 to supplement our results determined under applicable generally accepted accounting principles (GAAP).  This information should be read in conjunction with our financial statements prepared under GAAP which are attached to this release.

As previously indicated in our July 1, 2004 8-K filing, holders of Guitar Center 4.0% Senior Convertible Notes due 2013, if they elected, could have converted the notes into common stock commencing July 16, 2004.  As the notes were convertible during the third and fourth fiscal quarters of 2004, during such periods our earnings per share under applicable GAAP were determined pursuant to the “if-converted” method.  Based on recent pronouncements of the Financial Accounting Standards Board, or FASB, the “if-converted” method of accounting is expected to be required by GAAP for all future periods, regardless of the trading price of our common stock.

The following pro forma data reflects the impact to diluted earnings per share using the “if-converted” method for the year ended December 31, 2004.  This method assumes conversion of convertible securities at the beginning of the respective reporting periods.  We have provided this pro forma data in light of the pending change in GAAP applicable to the convertible bonds and to enhance investor analysis of the earnings per share information.

Pro forma amounts are not meant as a substitute for financial data determined under applicable GAAP, but are included solely for informational purposes.  The following table illustrates the adjustments assuming application of the “if-converted” method as of January 1, 2004 and reconciles the pro forma data to the financial statements:

	Three months ended December 31, 2004	Year ended December 31, 2004
	(in thousands, except per share amounts)

Calculation of diluted earnings per share under GAAP
Net income	$27,090	$63,425
Add back interest, net of tax, on 4% Senior Convertible notes (a)	733	1,466
Net income excluding interest expense on 4% Senior Convertible Notes	27,823	64,891

Diluted weighted average shares outstanding excluding shares on 4% Senior Convertibles Notes	26,508	26,084

Incremental shares on assumed conversion of 4% Senior Convertible Notes (b)	2,892	1,446

Diluted weighted average shares outstanding	29,400	27,530

Diluted net income per share	$0.95	$2.36

Pro forma calculation of diluted earnings per share assuming “as if converted” for the entire period
Net income		$63,425
Add back interest, net of tax on 4% Senior Convertible notes (a)		2,932
Net income excluding interest expense on 4% Senior Convertible Notes		66,357

Diluted weighted average shares outstanding excluding shares on 4% Senior Convertibles Notes		26,084

Pro forma incremental shares on assumed conversion of 4% Senior Convertible Notes (b)		2,892

Pro forma diluted weighted average shares outstanding		28,976

Pro forma diluted net income per share		$2.29

Pro forma dilutive effect from 4% Senior Convertible Notes		$(0.07)

(a)                         Represents the interest expense, including amortization of deferred financing costs, on the  4% Senior Notes, net of tax, using an effective tax rate of  38.1%.

(b)                        Represents the assumed convertible shares outstanding on the 4% Senior Notes.

Financial Tables.  In addition to the information above, we hereby incorporate by reference into this Item 8.01 the financial tables attached hereto as Exhibit 99.2.  No other information contained in or attached to this Current Report is incorporated by reference into this Item 8.01 or shall otherwise be deemed to have been filed with the Securities and Exchange Commission for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

* * * * * * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUITAR CENTER, INC.

Date: February 9, 2005
	By:	/s/ BRUCE ROSS
Bruce Ross
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Guitar Center, Inc., dated February 9, 2005.

99.2	Financial tables to press release, dated February 9, 2005.

99.3	Press release issued by Guitar Center, Inc., dated February 9, 2005